SUPPLEMENT
(To Prospectus Supplement dated January 22, 1998)


                           $198,533,165
                           (Approximate)

                GE Capital Mortgage Services, Inc.
                       (Seller and Servicer)
    REMIC Multi-Class Pass-Through Certificates, Series 1998-1
Principal and interest payable monthly, beginning February 25, 1998.

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           This Supplement amends and should be attached to the
cover page of the GE Capital Mortgage Services, Inc. Prospectus Supplement dated January 22, 1998 (the "Prospectus Supplement") to the Prospectus dated January 22, 1998 (the "Prospectus") relating to the above-referenced Certificates.

           Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, the first sentence of the definition of the "Class A3 Principal Distribution Amount" contained in the third full paragraph of page S-24 should read in its entirety as follows:

           The "Class A3 Principal Distribution Amount" for any Distribution Date will equal the sum of (a) the total of the amounts described in clauses (i) and (iv) of the definition of Senior Optimal Principal Amount (calculated without giving effect to the Senior Percentage or Senior Prepayment Percentage) for such date multiplied by the Class A3 Percentage for such date, and (b) the total of the amounts described in clauses (ii), (iii) and (v) of the definition of Senior Optimal Principal Amount (calculated without giving effect to the Senior Prepayment Percentage) for such date multiplied by the product of (x) the Class A3 Percentage for such date and (y) the Class A3 Prepayment Distribution Percentage for such date.

                         -----------------

           SALES OF THE SENIOR CERTIFICATES MAY NOT BE
CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS
SUPPLEMENT AND THE PROSPECTUS SUPPLEMENT AND PROSPECTUS.

         The date of this Supplement is January 27, 1998.